Skullcandy Second Quarter Operating Income and Earnings Per Share Exceed Expectations; Raises Guidance for Full Year Earnings Per Share
PARK CITY, UTAH – August 6, 2015 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the second quarter ended June 30, 2015.
Second quarter 2015 results versus the same quarter in the prior year

•	Net sales: $58.0 million vs. $53.9 million, up 8% (up 10% currency neutral)

•	Gross margin: 42.8% vs. 45.0%, down 220 basis points (down 130 basis points currency neutral)

•	Selling, general and administrative expense (SG&A): $23.8 million vs. $22.9 million, up 4% (up 7% currency neutral)

•	SG&A expense as a percent of net revenue: 41.1% vs. 42.6%

•	Operating income: $1.0 million vs. $1.3 million, down $0.3 million (down $0.02 million currency neutral)

•	Net income per share: 4.2 cents vs. 5.5 cents, down 24% (up 17% currency neutral)

“Everything we do at Skullcandy and Astro puts the consumer at the center. We strive to inspire people to live life at full volume through our innovations, products, and brand storytelling,” said Hoby Darling, President and Chief Executive Officer. “Through this dedication to our consumer, Skullcandy once again was the number one headphone choice in units for the second quarter and year to date. Astro also outpaced its competition in the gaming market growing nearly three times faster than the industry during Q2. Our product quality and innovation engine continues to strengthen as evidenced by the accolades and Editor's Choice awards the Grind and Strum, two recent product introductions, received from leading audio publications while Astro continues to design the best high end gaming headphones in the world. We continue to make smart investments in innovation and demand creation, with double digit year over year increases in spend, while maintaining tight control over non-revenue driving expenses. Looking ahead, we are well positioned to add more fuel to our revenue engine as we see accelerating growth and new shelf space during the upcoming holiday season to kickoff next year with great brand and product momentum.”
Net sales in the second quarter of 2015 increased 8% to $58.0 million from $53.9 million in the same quarter of the prior year, or an increase of 10% on a currency neutral basis. Domestic (U.S.) net sales increased 5% to $41.3 million from $39.5 million in the same quarter of the prior year due to increases in both Audio and Gaming categories. International (Non U.S.) net sales increased 16% to $16.7 million from $14.4 million in the same quarter of the prior year, or an increase of 24% on a currency neutral basis, due to increased audio sales in the Japan, China, Australia and India and increased gaming sales in Europe.
Gross profit in the second quarter of 2015 increased 3% to $24.8 million from $24.2 million in the same quarter of the prior year, or an increase of 7% on a currency neutral basis. Gross margin decreased to 42.8% in the second quarter of 2015 from 45.0% in the same quarter in 2014 primarily due to approximately 90 basis points of negative foreign currency effects and product mix shift towards gaming products, which carry lower margins than our audio products.
Selling, general and administrative (SG&A) expenses in the second quarter of 2015 increased 4% to $23.8 million from $22.9 million in the same quarter of the prior year, or an increase of 7% on a currency neutral basis. The increase in SG&A expenses is primarily due to double digit increases in demand creation, research and innovation expenses, and in-store asset depreciation, partially offset by decreases in bad debt and personnel expenses. As a percentage of net sales, SG&A expenses decreased to 41.1% as compared to 42.6% in the same quarter of the prior year.
Operating income in the second quarter of 2015 decreased $0.3 million to $1.0 million from $1.3 million in the same quarter of the prior year, though it was stable, decreasing $0.02 million on a currency neutral basis. This slight decrease in operating income is due to a lower gross margin percentage and increased SG&A expenses to fund future growth, generally offset by higher sales.
Net income in the second quarter of 2015 was $1.2 million, or $0.04 per share, based on 29.0 million weighted average diluted common shares outstanding. Net income in the same quarter of the prior year was $1.6 million, or $0.06 per share, based on 28.5 million weighted average diluted common shares outstanding. On a currency neutral basis, net income increased 19%.

"Currency neutral basis," assumes the foreign exchange rates in effect for the three months ended June 30, 2015 were in effect for the three months ended June 30, 2014 and that neither period receives the effect of foreign currency related income or expense.
Balance Sheet Highlights
As of June 30, 2015, cash, cash equivalents, and short-term investments totaled $19.2 million compared to $36.6 million as of December 31, 2014. This decrease mostly reflects the Company’s implementation of accelerated payment programs with certain contract manufacturers that began during the second quarter of 2015. In part due to the accelerated payment programs, our Accounts Payable and Accrued Liabilities decreased $9.3 million and $16.8 million from December 31, 2014 to June 30, 2015, respectively. The Company expects to realize product cost discounts and gross margin benefits in the future as a result of such accelerated payment programs. Furthermore, the decrease in cash, cash equivalents, and short-term investments was also due to payments for in-store displays that were placed into service during the quarter. The Company continued to have no outstanding debt. Accounts receivable decreased 27% to $54.6 million as of June 30, 2015 from $74.4 million as of December 31, 2014. Inventories increased 11% to $61.2 million as of June 30, 2015 from $55.0 million as of December 31, 2014. In conclusion, since the beginning of the second quarter of 2015 and the implementation of the accelerated payment program, our current assets less current liabilities improved by approximately $2 million from March 31, 2015 to approximately $115 million at June 30, 2015.
2015 Full Year and Third Quarter Financial Outlook
For the full year 2015, the Company continues to forecast net sales to increase 13-15% over 2014 levels. The Company also raises guidance for net income on a U.S. GAAP fully-diluted per share basis of a range of $0.41 to $0.43 per share, an increase from its previous guidance of $0.36 to $0.40.
For the third quarter of 2015, the Company currently forecasts net sales to increase at a growth rate of 17-19% over 2014 levels and net income on a U.S. GAAP fully-diluted per share basis of a range of $0.07 to $0.08.
Call Information
A conference call to discuss the second quarter of 2015 results is scheduled for today, August 6, 2015, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 13, 2015. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 908060.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones, earbuds, speakers and other accessories under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy launched in 2003 and quickly became an international audio brand by bringing innovation, bold color, character and performance to an otherwise monochromatic audio space. Skullcandy products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the Company's websites at www.skullcandy.com and www.astrogaming.com. Skullcandy offers a wide array of styles and price points and are expanding into complementary audio products and categories such as sports performance, women's and wireless offerings, as well as partnerships with leading manufacturers to license the Skullcandy brand and enhance audio quality.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2014 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2015 and Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 7, 2015. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands of dollars)
(unaudited)

	Three months ended June 30,
	2015	2014	% Change	% Change Currency Neutral
Net sales	$57,994	$53,861	8%	10%
Gross profit	24,839	24,229	3%	7%
Selling, general and administrative expenses	23,814	22,928	4%	7%
Income from operations	1,025	1,301	(21)%	(2)%
Net income attributable to Skullcandy, Inc.	$1,215	$1,572	(23)%	19%
Diluted earnings per share	4.2 cents	5.5 cents	(24)%	17%

Skullcandy is a global company and reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the United States (“GAAP”). Foreign currency exchange rate fluctuations impact the amounts reported by Skullcandy from translating revenues and expenses into U.S. dollars, and from entering various transactions denominated in different currencies.

These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure.  Currency neutral financial information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended June 30, 2015 apply to the period against which such results are being compared). We use currency neutral information to provide a framework to assess how our business performed.

Certain amounts included in the calculations of currency neutral revenues and expenses, which constitute non-GAAP measures, are subject to management allocations and assumptions. The company believes the presentation of information on currency neutral basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net sales	$57,994	$53,861	$104,191	$92,941
Cost of goods sold	33,155	29,632	60,633	50,549
Gross profit	24,839	24,229	43,558	42,392
Selling, general and administrative expenses	23,814	22,928	46,179	45,008
Income (loss) from operations	1,025	1,301	(2,621)	(2,616)
Other (income) expense	(111)	(375)	884	(205)
Interest expense (income)	5	181	(11)	192
Income (loss) before income taxes and noncontrolling interests	1,131	1,495	(3,494)	(2,603)
Benefit for income taxes	(19)	(85)	(813)	(791)
Net income (loss)	1,150	1,580	(2,681)	(1,812)
Net income (loss) attributable to noncontrolling interests	(65)	8	(168)	79
Net income (loss) attributable to Skullcandy, Inc.	$1,215	$1,572	$(2,513)	$(1,891)
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.04	$0.06	$(0.09)	$(0.07)
Diluted	0.04	0.06	(0.09)	(0.07)
Weighted average common shares outstanding
Basic	28,380,271	28,041,146	28,326,190	27,940,219
Diluted	28,952,158	28,506,538	28,326,190	27,940,219

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$11,701	$21,623
Short-term investments	7,503	15,010
Total cash, cash equivalents, and short-term investments	19,204	36,633
Accounts receivable, net	54,589	74,358
Inventories, net	61,177	54,981
Prepaid expenses and other current assets	8,786	4,050
Current deferred tax assets	2,586	3,052
Total current assets	146,342	173,074
Property and equipment, net	14,411	12,911
Intangibles	8,124	8,814
Goodwill	13,867	13,867
Deferred financing fees	36	41
Non-current deferred tax assets	1,387	3,459
Total assets	$184,167	$212,166
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,007	$27,309
Accrued liabilities	12,323	29,161
Current deferred tax liabilities	610	184
Total current liabilities	30,940	56,654
Non-current deferred tax liabilities	1,266	1,418
Other non-current liabilities	1,033	557
Total liabilities	33,239	58,629
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	136,671	136,132
Accumulated other comprehensive loss	(1,089)	(625)
Retained earnings	58,266	60,781
Total stockholders’ equity	150,557	152,997
Noncontrolling interests	371	540
Total Skullcandy stockholders’ equity	150,928	153,537
Total liabilities and Skullcandy stockholders’ equity	$184,167	$212,166

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,681)	$(1,812)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,230	4,615
Loss on disposal of property and equipment and intangible assets	64	690
Provision for doubtful accounts, net	11	716
Deferred income taxes	2,720	754
Non-cash interest expense	5	184
Amortization of stock-based compensation expense	2,055	1,415
Foreign currency remeasurement loss (gain)	550	(25)
Changes in operating assets and liabilities:
Accounts receivable	19,394	13,014
Inventories	(6,531)	(10,519)
Prepaid expenses and other current assets	(5,191)	(1,315)
Accounts payable	(9,484)	3,293
Accrued liabilities	(17,969)	(3,890)
Net cash provided by (used in) operating activities	(11,827)	7,120
Cash flows from investing activities:
Purchase of property and equipment	(5,807)	(3,297)
Proceeds from sale of short-term investments	7,514	—
Net cash provided by (used in) investing activities	1,707	(3,297)
Cash flows from financing activities:
Proceeds from exercise of stock options	358	1,728
Taxes paid related net share settlement of equity awards	(245)	—
Income tax benefit (detriment) from share based compensation	95	(316)
Net cash provided by financing activities	208	1,412
Effect of exchange rate changes on cash and cash equivalents	(10)	(5)
Net (decrease) increase in cash and cash equivalents	(9,922)	5,230
Cash and cash equivalents, beginning of period	21,623	38,835
Cash and cash equivalents, end of period	$11,701	$44,065
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	$3,725	$1,365
Supplemental non-cash activities:
Purchases of property and equipment financed through accounts payable	$329	$—

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

	Three months ended June 30,
	2015	2014	$ Change	% Change
Net sales
Domestic	$41,341	$39,458	$1,883	5%
International	16,653	14,403	2,250	16%
Total net sales	$57,994	$53,861	$4,133	8%

	Three months ended June 30,
	2015	2014	$ Change	% Change
Gross profit
Domestic	$18,172	$17,519	$653	4%
International	6,667	6,710	(43)	(1)%
Total gross profit	$24,839	$24,229	$610	3%

	Three months ended June 30,
	2015	2014	Basis Point Change
Gross margin %
Domestic %	44.0%	44.4%	(40)
International %	40.0%	46.6%	(660)
Total gross margin %	42.8%	45.0%	(220)

	Six months ended June 30,
	2015	2014	$ Change	% Change
Net sales
Domestic	$72,404	$65,581	$6,823	10%
International	31,787	27,360	4,427	16%
Total net sales	$104,191	$92,941	$11,250	12%

	Six months ended June 30,
	2015	2014	$ Change	% Change
Gross profit
Domestic	$30,438	$29,934	$504	2%
International	13,120	12,458	662	5%
Total gross profit	$43,558	$42,392	$1,166	3%

	Six months ended June 30,
	2015	2014	Basis Point Change
Gross margin %
Domestic %	42.0%	45.6%	(360)
International %	41.3%	45.5%	(420)
Total gross margin %	41.8%	45.6%	(380)